Exhibit (a)(1)(M)

January 25, 2016

Re: Your Ocata Therapeutics stock; PROMPT ACTION REQUIRED

Dear Ocata Stockholder,

We are writing to you today because you hold shares of Ocata Therapeutics’ common stock.

Astellas Pharma has agreed to acquire Ocata Therapeutics in an all cash transaction valued at $8.50 per share and is committed to the completion of this transaction.

The Board of Directors of Ocata Therapeutics has unanimously approved the acquisition and recommends that stockholders accept the offer and tender their shares into the offer.

Why does the Board of Directors of Ocata unanimously support this deal and recommend that YOU TENDER YOUR SHARES? Why have all members of the senior management team (including our scientific founder, Dr. Robert Lanza) tendered their shares?

•	Ocata’s current scientific programs are early in development and will require significant future capital to advance.

•	On a standalone basis, Ocata lacks sufficient capital to advance many of its pre-clinical programs, and will therefore encounter challenges realizing value from these programs.

•	Ocata’s Board of Directors and management team believe that raising future capital through the equity markets is highly risky and would be dilutive to the stock price. There is no guarantee that Ocata will be able to attract sufficient capital at acceptable terms, particularly in current market conditions.

•	Ocata is attempting to initiate dosing in its phase 2 trials, but it has been delayed in doing so. The delay could continue, and this could hinder Ocata’s ability to attract new capital.

•	An inability to raise sufficient capital in the near term could result in a significant slow-down of Ocata’s operations, or jeopardize the continuance of Ocata’s operations.

•	The company attempted to raise capital in December 2014, but was unable to complete a stock offering. The company did raise capital in June 2015, but had to issue potentially dilutive warrants to complete the financing.

•	Conditions in the capital markets for small biotechnology companies have deteriorated significantly; the Wells Fargo Biotechnology Small Cap Index (BIOSC) has declined by 23.5% since the beginning of 2016, by 26% since the announcement of the Astellas transaction, and by almost 37% since Ocata priced its equity offering in June 2015.

•	Prior to agreeing to the acquisition with Astellas on November 10, 2015, Ocata engaged in or sought to engage in discussions with other companies believed to be the most likely candidates to pursue a business combination with or acquisition of Ocata. Ocata did not receive any additional acquisition proposals. Additionally, since the announcement of the tender offer on November 19, 2015, no other proposals have been received from any other company.

•	Ocata’s Board of Directors determined that, given the issues noted above and the overall execution risk associated with Ocata’s business plan, $8.50 per share is more favorable to Ocata stockholders than Ocata remaining an independent public company.

•	$8.50 per share is 90% higher than Ocata’s share price on the day prior to announcement of the transaction.

•	The offer is 101% higher than Ocata’s volume-weighted average price for the 90 days prior to announcement of the transaction.

In order for the acquisition to be completed and for you to receive your cash, more than 50% of the outstanding shares must be tendered into the offer.

If less than 50% of the outstanding shares are tendered, the transaction will not close and you will NOT receive $8.50 per share in cash. Instead, you will continue to own shares of Ocata, the price of which was $4.46 on the day before the Astellas deal was announced. If the transaction is not completed, there can be no assurance that the Ocata stock price will remain at a range near that $4.46 price. The Wells Fargo Biotechnology Small Cap Index has declined by 26% since that day.

What do you need to do?

The tender offer is scheduled to expire on February 9, 2016 at 5:00pm EST.

If you hold your shares at a bank or broker and would like to tender your shares into the offer, you should promptly instruct your bank or broker to act on your behalf. If you hold your shares directly (paper certificates) and wish to tender your shares, please complete the enclosed Letter of Transmittal and return it in the enclosed envelope so that it arrives before the February 9, 2016 expiration date.

If you have questions about the offer, or are unclear about what to do, please contact the information agent: Georgeson Inc. at (866) 278-8941. If you have questions about Ocata’s perspective on the Offer, or are unclear about how to respond to the offer, you may contact InvestorCom at (877) 972-0090.

If you have already tendered your shares in the offer, you do not need to take any further action.

Cautionary Statement Regarding Forward-Looking Statements

Any statements made in this communication that are not statements of historical fact, including statements about the consequences of failing to consummate the transactions and its potential impact upon Ocata, the expected timetable for completing the transaction and Ocata’s beliefs and expectations and statements about Astellas’ proposed acquisition of Ocata, including the timing of and closing conditions to the acquisition, and the potential effects of the acquisition on both Astellas and Ocata are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations and should be evaluated as such. These statements may be identified by their use of forward-looking terminology such as the words “expects,” “projects,” “anticipates,” “intends” and other similar words. Forward-looking statements include statements that may relate to Astellas’ or Ocata’s plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions and the satisfaction of the conditions to closing of the proposed transaction. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements with respect to Ocata, see the discussion of risks and uncertainties in Ocata’s annual report on Form 10-K for the fiscal year ended December 31, 2014, its most recent Quarterly Report on Form 10-Q, and other SEC filings. The forward-looking statements contained in this news release are made as of the date hereof, and neither Astellas nor Ocata undertakes any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

Additional Information

This communication is provided for informational purposes only. No statement in this document is an offer to purchase or a solicitation of an offer to sell securities. Any offers to purchase or solicitation of offers to sell will be made only pursuant to the Tender Offer Statement on Schedule TO (including the Offer to Purchase, the Letter of Transmittal and other documents relating to the Offer) that Astellas Pharma Inc. and Laurel Acquisition Inc. filed with the Securities and Exchange Commission (the “SEC”) on November 19, 2015. In addition, Ocata Therapeutics, Inc. (“Ocata”) filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Tender Offer Statement on November 19, 2015. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY OCATA’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. Such documents have been made available to Ocata’s stockholders at no expense to them at www.ocata.com. In addition, you may obtain copies of these documents (and all other Offer Documents filed with the SEC) at no charge on the SEC’s website: www.sec.gov. OCATA’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT OFFER DOCUMENTS FILED WITH THE SEC BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE OFFER, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.